UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 4, 2014

_____________________________________________________________________

KNIGHT TRANSPORTATION, INC.
(Exact name of registrant as specified in its charter)

Arizona	001-32396	86-0649974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 W. Buckeye Road, Phoenix, AZ	85043
(Address of principal executive offices)	(Zip Code)

(602) 269-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On page II-35 of the booklet containing the Notice of Annual Meeting To Be Held May 15, 2014, Proxy Statement, and 2013 Annual Report in the form that was first mailed to shareholders on April 4, 2014 (“Annual Meeting Booklet”), Knight Transportation, Inc. (the “Company”) provided a narrative description to the tabular information on director compensation.  Such narrative inadvertently omitted certain fees for committee chairs and members.  The tabular information provided was correct.  This error was discovered after the Annual Meeting Booklet was printed, but before the Company’s Definitive Proxy Statement on Schedule 14A (the “Proxy Statement’) was filed.  The Company updated the Proxy Statement to correct this error before filing.  This Form 8-K is being filed to provide notice of the following fees for committee members and chairs, which replaces the second paragraph under “Narrative to Director Compensation” in the Annual Meeting Booklet.

Under the Current Director Compensation Plan, in addition to the $50,000 retainer discussed above, the following retainers were paid to our Outside Directors: the Chair of the Audit Committee received an annual fee of $10,000 payable 50% in cash and 50% in Common Stock; the Chair of the Compensation Committee received an annual fee of $6,000 payable 50% in cash and 50% in Common Stock; the Chair of the Nominating Committee received an annual fee of $5,000 payable 50% in cash and 50% in Common Stock; and each committee member received an annual fee of $2,500 payable 50% in cash and 50% in Common Stock.  In addition, one-time cash payments were paid to the Chair and members of our Audit Committee in recognition of the additional time commitment required throughout 2013 to (i) prepare for and attend special meetings of the Audit Committee and (ii) to meet with management and outside consultants regarding internal financial controls, accounting, audit, and related financial matters.  For this special recognition, the Audit Committee Chair received $10,000 and each Audit Committee member received $5,000, both of which were approved by the Compensation Committee and payable in cash on August 8, 2013. No other fees were paid for attendance at Board and Board committee meetings during 2013.

There were no other changes to the Annual Meeting Booklet.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNIGHT TRANSPORTATION, INC.

Date: April 4, 2014	By:	/s/ Adam W. Miller
Adam W. Miller
Chief Financial Officer